Exhibit 5.1

December 23, 2015

MyDx, Inc.

6335 Ferris Square, Suite B

San Diego, California 92121

Re: MyDx, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel for MyDx, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about December 23, 2015, and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale registration of 18,408,809 shares of common stock, comprised of 10,837,414 shares of the Company’s common stock and 7,571,395 shares of the Company’s common stock issuable upon the exercise of the warrants, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Officer Certificate of Daniel Yazbeck, CEO of the Company representing certain information about the Company; and (f) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that:

1.	The shares of common stock to be sold by the Selling Stockholders are legally and validly issued, fully paid and non-assessable.
2.	The shares of common stock underlying the warrants to be sold by the Selling Stockholders will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company if the exercise price is received by the Company.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

Very truly yours,

/s/ Scott Doney

Scott Doney, Esq.

CONSENT

I HEREBY CONSENT to the use of my opinion in connection with the Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, MyDx, Inc. and to the reference to my firm under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ Scott Doney

Scott Doney, Esq